Exhibit 5.1

OPINION OF THE JORDAAN LAW FIRM, PLLC

July 5, 2012

Santa Fe Gold Corporation
1128 Pennsylvania NE, Suite 200,
Albuquerque, New Mexico 87110

          Re:      Registration Statement on Form S-3 (File No. 333-163112)

Ladies and Gentlemen:

          This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated December 29, 2009 (the “Base Prospectus”), and the prospectus supplement dated July 5, 2012 (collectively with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by Santa Fe Gold Corporation (the “Company”) of up to up to 12,500,000 Units, with each Unit consisting of one share of common stock (collectively, the “Shares”), par value $0.002 (the “Common Stock”), and a warrant (collectively, the “Warrants”) to purchase one of a share of Common Stock (and the shares of Common Stock issuable from time to time upon exercise of the Warrants (collectively, the “Warrant Shares”)), to the Company’s existing stockholders pursuant to the Prospectus. The Units, the Shares, the Warrants and the Warrant Shares are covered by the Registration Statement. We understand that the Units, the Shares and the Warrants are to be offered and sold in the manner described in the Prospectus.

          We have acted as counsel for the Company in connection with the issuance of the Units, the Shares and the Warrants. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law.

          Based upon and subject to the foregoing, we are of the opinion that (i) the Units, the Shares and the Warrants have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable and (ii) the Warrant Shares have been duly and validly authorized and reserved for issuance, and when issued upon the exercise of the Warrants in accordance with the terms therein, will be validly issued, fully paid and non-assessable, and free of any preemptive or similar rights.

          We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ The Jordaan Law Firm, PLLC
The Jordaan Law Firm, PLLC